UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): September 16, 2002

COOPER TIRE & RUBBER COMPANY
(Exact Name of Registrant as Specified in Charter)

DELAWARE	1-4329	34-4297750

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

701 Lima Avenue, Findlay, OH	45840

(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (419) 423-1231

(Former Name or Former Address, if Changed Since Last Report)

Item 5 — Other Events
Forward-Looking Statements
SIGNATURE

Item 5 – Other Events

On Friday, September 13, 2002, the Superior Court of New Jersey, Middlesex County, Law Division entered a Final Order and Judgment in the case of Anthony Talalai, et al. on behalf of himself and all others similarly situated, Plaintiffs vs. Cooper Tire & Rubber Company, Defendant, approving the Settlement entered into between the parties of a series of class action lawsuits brought against the Company during 2000 and 2001. The Settlement was preliminarily approved by the Court on November 1, 2001.

The Final Order and Judgment resolves all of those class action lawsuits, which were brought under state consumer protection statutes, and did not allege personal injury or property damage liability. The Company recorded a pre-tax charge of $54.6 million in the third quarter of 2001 to cover the costs associated with the Settlement, and it continues to believe that this amount will be sufficient to cover all of its anticipated costs under the Settlement.

Forward-Looking Statements

This report contains “forward-looking statements,” as that term is defined under the Private Securities Litigation Reform Act of 1995, regarding the effect of the settlement of the above class action litigation involving the Company, and the financial impact of that settlement. The Company cautions that although such forward-looking statements are based on assumptions that it believes are reasonable, the Final Order and Judgment is appealable for a 30-day period from the date of the entry of the Final Order and Judgment. In particular, the charge taken by the Company might not reflect the costs associated with the enhanced warranty program provided under the Settlement, if the Final Order and Judgment is appealed, or if the number of “Adjustable Separations” as defined in the Settlement or the costs associated with satisfying the enhanced warranty claims significantly exceeds the estimates made by the Company.

Any forward-looking statements in this report are based on certain assumptions and analyses made by the Company in light of its experience and perception of trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances, such as the likelihood of a successful appeal of the Court’s Final Order and Judgment. Prospective investors are cautioned that any such statements are not a guarantee that they will prove true and actual results or developments may differ materially from those projected. The Company makes no commitment to update any forward-looking statement included herein, or to disclose any facts, events or circumstances that may affect the accuracy of any forward-looking statement.

Information covering issues not related to the approval of the settlement of this litigation that could materially affect financial performance is contained in the Company’s periodic filings with the U. S. Securities and Exchange Commission.

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

COOPER TIRE & RUBBER COMPANY

By: /s/ Richard N. Jacobson Richard N. Jacobson Assistant Corporate Secretary and Assistant General Counsel

Date:	September 16, 2002